Exhibit 99.1

Viggle to Enhance Viewing Experience for DIRECTV Customers

Viewers Receive Exclusive Rewards for Checking Into Their Favorite TV Shows With Viggle

NEW YORK, NY--(Marketwire - Aug 30, 2012) - DIRECTV customers will get movie tickets, music, gift cards and a host of other exclusive rewards, just for watching TV, under a marketing agreement with DIRECTV that was unveiled today by Viggle(SM) (PINKSHEETS: VGGL).

Under the agreement, DIRECTV customers will receive unique benefits when they  check into their favorite TV shows using Viggle, a loyalty program for television that rewards users for checking into the shows they're watching.  Users are given points for watching shows, playing games and engaging with interactive ads throughout the app that is available on both the iOS and Android platforms.  Viggle points can be redeemed for rewards or they can be converted into charitable donations. Since its launch just over seven months ago, more than one million users have registered for our app.

"We're excited to be working with DIRECTV given their position in the marketplace, national reach and their close relationships with the networks," said Greg Consiglio, EVP of business development at Viggle. "Like DIRECTV, we have a commitment to making TV better with excellent programming and unique experiences."

"With this agreement, DIRECTV customers will have the best Viggle experience with exclusive bonus points-earning opportunities and rewards such as pay-per-view movies," said Alex Kaplan, vice president, marketing, for DIRECTV. "This is the first step of our agreement with Viggle and we expect more enhancements for our customers will follow."

The companies will be working with network and premium channel programmers to provide enhanced TV experiences and to reward DIRECTV customers with bonus points when  they check into their favorite shows with Viggle. As part of the agreement, DIRECTV will market the benefits of its service to Viggle users on Viggle's innovative advertising platform with video, sponsored games and interactive ads. Viggle will also be marketed throughout DIRECTV's marketing channels for new user acquisition and retention, encouraging existing DIRECTV subscribers to link their accounts with Viggle in order to receive enhanced points earning and rewards while watching DIRECTV.

Viggle will be working with DIRECTV on a number of technical solutions going forward including set top box and tablet integrations.

##

About Viggle(SM)

Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they are watching. Available for Android, Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies the television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app~~’~~'s rewards catalogue for items such as movie tickets, music, gift cards or they can convert them into charitable donations. For more information, visit http://www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of August 30, 2012.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.